Exhibit a.2

DUFF & PHELPS UTILITY

AND CORPORATE BOND TRUST INC.

(a Maryland corporation)

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

Duff & Phelps Utility and Corporate Bond Trust Inc., a Maryland corporation (the “Corporation”) certifies that:

FIRST: Paragraph one of Article III – PURPOSES AND POWERS – of the Articles of Incorporation of the Corporation is amended to add the following as the last sentence of such paragraph one:

The Corporation shall not, however, engage in the business of accepting and executing trusts as provided for in the Corporate Fiduciary Act of the State of Illinois as now or hereinafter amended and regulations promulgated thereunder.

SECOND: The foregoing amendment to the Articles of Incorporation of the Corporation was duly advised and recommended by the Board of Directors and approved and adopted by the Stockholders of the Corporation, pursuant to the provisions of Section 2-604 of the General Corporation Law of the State of Maryland.

THIRD: The foregoing amendment does not increase the authorized stock of the Corporation.

IN WITNESS WHEREOF, the undersigned hereby executes these Articles of Amendment and acknowledges the name to be the act of DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC. and further acknowledges that, to the best of his knowledge, the matters and facts set forth herein are true in all material respects under penalty of perjury.

January 25, 1993	DUFF & PHELPS UTILITY AND
CORPORATE BOND TRUST INC.

	By:	/s/ Francis E. Jeffries
Francis E. Jeffries
Chairman of the Board of Directors

ATTEST:

/s/ Lorrie P. Zogg
Lorrie P. Zogg
Secretary

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